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                                                               Exhibit 10.60

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

     AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") made and entered into effective as of January, 1 2004 (the "Effective Date"), by and between GENAISSANCE PHARMACEUTICALS, INC. (the "Corporation"), a Delaware corporation with its principal office at 5 Science Park, New Haven, Connecticut, 06511, and BEN D. KAPLAN ("Executive"), an individual who resides at 201 Linden Avenue Branford, CT 06405

     WHEREAS, the Corporation and Executive desire to enter into this Agreement to set forth the terms and conditions of their employment relationship, commencing as of the Effective Date; and

     WHEREAS, Executive acknowledges that by executing and delivering this Agreement, he will obtain certain rights also provided to other senior management of the Corporation and such rights constitute valid consideration to Executive.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. EMPLOYMENT. The Corporation shall employ Executive in the capacity of Senior Vice President and Chief Financial Officer ("CFO") of the Corporation during the term of this Agreement, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. Executive represents that his employment by the Corporation pursuant to this Agreement does not violate any agreement, covenant or obligation to which he is a party or by which he is bound.

     2. DUTIES. During the term of this Agreement, Executive shall perform all duties, consistent with his position as CFO in order to advance the Corporation's financial affairs and related business efforts, assigned or delegated to him by the Chief Executive Officer of the Corporation (the "CEO"), and normally associated with the position of CFO, including, without limitation, formulating financial policy and plans and providing overall direction for the accounting, tax, insurance, budget, credit, treasury and management information reporting functions of the Corporation. He shall devote all of his full business time and best efforts to the advancement of the interests and business of the Corporation.

     3. TERM. The term of this Agreement shall begin on the Effective Date, and shall expire on the fourth anniversary of the effective date unless earlier terminated as provided in this Agreement (the "Initial Term"). Upon expiration of the Initial Term and any subsequent term or

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extension thereof, this Agreement shall automatically be extended for an additional term of one (1) year, unless Executive or the Corporation elect to terminate this Agreement in accordance with the provisions of Section 12 of this Agreement (the "Initial Term", together with any subsequent terms or extensions, until termination or expiration in accordance with the provisions of this Agreement, shall be referred to herein as the "Employment Term"). If Executive continues in the employ of the Corporation after the end of any Employment Term when no extension of this Agreement has been effected, then Executive's continued employment by the Corporation shall, notwithstanding anything to the contrary expressed or implied herein, be terminable by the Corporation at will.

     4. COMPENSATION. As compensation for any and all services to be rendered by Executive to the Corporation pursuant to this Agreement, the Corporation shall pay Executive and provide Executive with the following compensation and benefits, which Executive agrees to accept in full satisfaction for his services:

          a. BASE SALARY. The Corporation shall pay Executive a Base Salary, payable in equal installments at such payment intervals as are the usual payroll practices of the Corporation, at an annual rate of $220,000, less such deductions or amounts to be withheld as shall be required by applicable law or as may be allowed at the request of Executive (the "Base Salary"). The Base Salary shall be reviewed annually by the Board after the end of each fiscal year of the Corporation and shall be adjusted by such amount, if any, as the CEO, in his sole discretion, shall determine and the Board, in its sole discretion, shall approve. Any such adjustment of Base Salary shall be made effective as of January 1 of the fiscal year to which it applies.

          b. BONUS. Provided Executive first meets the Corporation's expectations for his performance during the Employment Term and remains employed on the date of payment, Executive shall be eligible for a discretionary bonus (a "Discretionary Bonus") of up to sixty percent (60%) of his base compensation as determined by the CEO in his sole discretion and approved by the Board in its sole discretion based upon Executive's achievements in meeting his performance goals and those of the Corporation for its most recently ended fiscal year. Goals shall be established after the commencement of the Employment Term and then in the first quarter of each subsequent fiscal year. For the first fiscal year of employment, the bonus amount will be prorated based upon the effective date of the Employment Agreement. Each Discretionary Bonus may be payable in cash, stock options, and/or restricted stock upon such terms and conditions as determined by the CEO. The Corporation shall pay any Discretionary Bonus by the end of the first quarter of the following fiscal year. As any bonus paid to Executive is discretionary, the payment of any bonus in a year must not be construed as requiring the payment of a bonus in any other year.

          c.   BENEFITS.

               (i) Executive shall be entitled to participate, to the extent he is eligible, in all group insurance programs, health, medical, dental, and disability plans (including, without limitations, the Corporation's 401(k) plan), and other

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          employee benefit plans which the Corporation may hereafter in its sole and absolute discretion make available generally to its employees (other than any incentive compensation or equity ownership plan), but the Corporation shall not be required to establish or maintain any such program or plan.

               (ii) Executive shall be entitled to four (4) weeks paid vacation during each calendar year, in accordance with the Corporation's vacation policies. Such vacation may be taken at such time or times as is reasonably consistent with the Corporation's vacation policies and the performance by Executive of his duties and responsibilities under this Agreement. Up to one week of unused vacation time in one year may be carried over and used in the subsequent year.

               (iii) Executive shall be entitled to participate in the Corporation's 2000 Amended and Restated Equity Incentive Plan (the "Plan") and the Corporation shall use its best efforts to cause the Board or the applicable committee of the Board to grant Executive a one-time initial option, having a ten-year term, to purchase 200,000 shares of the Corporation's common stock at an exercise price per share equal to the price in effect at the close of business on the effective date of the employment agreement (the "Option"). The Option shall vest quarterly each calendar year over a forty-eight (48) month period during the Employment Term, such that 1/16 of the Option shall vest each quarter year, with accelerated vesting only in the event of Executive's death or permanent disability or the termination of Executive's employment without Cause pursuant to Section 12d hereof or termination of his employment by his exercise of his rights under Sections 12f, 12g or 12k hereof. The Option shall not be subject to accelerated vesting in the event Executive is terminated for Cause pursuant to Section 12c hereof. Executive understands and agrees that any stock rights granted to Executive shall be subject to the provisions of the Plan and any separate written agreements embodying the grant of the rights that are required by the Plan. The rights shall be set forth in a separate agreement embodying the grant of the rights which shall be otherwise in the form stipulated in the Plan. To the extent that there is any conflict between the vesting provisions of this Agreement and the provisions of the Plan, the provisions of this Agreement shall govern.

               (iv) The Corporation shall purchase and throughout the Employment Term pay the premiums for a $1,000,000 policy of term life insurance insuring the life of Executive (subject to his meeting the suitability requirements of the insurer). Executive shall be the owner of such policy and entitled to all of the rights of ownership including designation of the beneficiary thereof.

               (v) Subject to reasonable guidelines adopted by the Board, throughout the Employment Term, the Corporation shall pay the costs of dues for membership in professional organizations whose activities are reasonably related to the business of the Corporation.

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               (vi)   The Corporation shall provide Executive with a policy of
          long-term disability insurance with reasonable coverages, which shall include the payment of benefits equal to at least sixty percent (60%) of Executive's Base Salary during the disability coverage period, and the Corporation shall pay the premiums or a portion thereof (as specified hereafter) for such disability insurance policy up to the cost charged by the insurer to insure a healthy 46- male, non-smoker.

          d. TAXES. All compensation and benefits are subject to applicable withholding taxes, federal, state, and local, and any other proper deductions.

          e. BENEFIT PLANS. Executive understands that the Corporation may amend, change, or cancel its employment policies and benefit plans at any time as allowed by law or by any applicable plan documents.

     5. BUSINESS EXPENSES. The Corporation shall pay, or reimburse Executive for, the reasonable and necessary business expenses of Executive incurred in the performance of his duties hereunder, provided Executive provides timely and reasonable documentation thereof in accordance with the rules and regulations of the Corporation relating thereto.

     6. COMPLIANCE WITH POLICIES. Executive acknowledges and agrees that, except as set forth in this Agreement, compliance with the Corporation's policies, practices and procedures is a term and condition of his employment under this Agreement.

     7. INVENTIONS AND IMPROVEMENTS. Executive acknowledges, covenants and agrees that the Corporation shall be the sole owner of all the fruits and proceeds of Executive's services to the Corporation, including but not limited to all writings, inventions, discoveries, designs, systems, processes, software or other improvements relating to the business or products of the Corporation, whether or not patentable, registerable, or copyrightable, which Executive may, alone or with others, conceive, create, develop, produce or make during or as a result of his employment with the Corporation (collectively, the "Invention"), free and clear of any claims by Executive of any kind or character whatsoever other than Executive's rights to compensation under this Agreement. Executive agrees that he shall disclose each of the Inventions promptly and completely to the Corporation, and shall, at the request of the Board, execute such assignments, certificates or other instruments as the Board or the Corporation from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Corporation's right, title and interest in or to any or all of the Inventions. Executive agrees that he is bound by the terms of a certain Employee Agreement on Ideas, Inventions, and Confidential Information, to be signed on his first day of employment (the "Inventions Agreement"), which shall continue in full force and effect according to its terms and nothing in this Agreement shall be interpreted or construed as modifying the Inventions Agreement. To the extent that there is any conflict between the provisions of this Section and the provisions of the Inventions Agreement, the provisions of the Inventions Agreement shall govern.

     8.   NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

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          a.   Executive acknowledges that, in and as a result of his employment by the Corporation, he will be making use of, acquiring and/or adding to the Corporation's Confidential Information (as hereinafter defined). As a material inducement to the Corporation to employ Executive and to pay Executive the compensation and benefits set forth in this Agreement, Executive covenants and agrees that he shall not, at any time during or following the term of his employment with the Corporation, directly or indirectly divulge or disclose for any purposes whatsoever, any Confidential Information that has been obtained by, or disclosed to, him as a result of his employment with the Corporation. For purposes of this Agreement, "Confidential Information" means, collectively, all confidential matters and materials of the Corporation, including without limitation, (i) the Corporation's proprietary information, inventions, trade secrets, knowledge, data, know-how, intellectual property, systems, procedures, manuals, pricing policies, operational methods and information relating to the Corporation's products, processes, formulae, business plans, marketing plans and strategies, pricing strategies, customer lists, and all other subject matters pertaining to the business and/or financial affairs of the Corporation; (ii) the Corporation's information regarding plans and strategies for research, development, new products, future business plans, budgets and unpublished financial statements, licenses, prices and costs;
     (iii) information regarding the skills and compensation of other employees of the Corporation; and (iv) information disclosed in confidence to the Corporation by a third party with a duty on the Corporation to maintain the confidentiality of such information. The term "Confidential Information" shall not include any information that (x) has been made available generally to the public either by the Corporation or by a third party with the Corporation's consent, unless such information became available as a result of any action by Executive in violation of this Agreement, any other agreement, or her obligations under law, or (y) has been made available as a result of a final award, order, or ruling by an arbitration tribunal or a court of competent jurisdiction that has determined that such Confidential Information may be disclosed.

          b. If Executive is required by a court, arbitration tribunal, or governmental agency (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any Confidential Information, Executive may disclose such Information to such court, tribunal, or agency without liability hereunder, PROVIDED, THAT Executive first provides the Corporation with notice of any such requirement(s) as promptly as practicable, but in any case with sufficient timeliness to enable the Corporation to seek an appropriate protective order and/or waive its compliance with the relevant provisions of this Agreement.

     9.   COVENANTS AGAINST COMPETITION.

          a. NON-SOLICITATION OF EMPLOYEES. While employed by the Corporation and for a period of six (6) months, followed by a second period of six (6) months, for a total period of twelve (12) months, from the date of termination of Executive's Employment Term with the Corporation for any reason, Executive shall not directly or indirectly solicit, induce or encourage any of the Corporation's employees (except Marcia Passavant, in the event she is employed by the Corporation) to terminate their

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     employment with the Corporation or to accept employment with any competitor, supplier, client, agent or broker of the Corporation, nor shall Executive cooperate with any others in doing or attempting to do so. As used in this paragraph, the term "solicit, induce or encourage" includes, but is not limited to, (i) initiating communications with any employee of the Corporation relating to possible employment or independent contractor relationship, (ii) offering bonuses or additional compensation to encourage any employee of the Corporation to terminate his or her employment with the Corporation and accept employment with a competitor, supplier, client, agent or broker of the Corporation, or (iii) referring any employee of the Corporation to recruiters, personnel or agents employed by competitors, suppliers, clients, agents or brokers of the Corporation. Notwithstanding the foregoing, the term "solicit, induce or encourage", as used in this
     Section 9a, specifically excludes any action by the Executive related to any of the Corporation's employees where it is in the Corporation's best interest to terminate any such employees as in the case of a planned reduction in force by the Corporation.

          b. NON-COMPETE. While Executive is employed by the Corporation and for a period of six (6) months, followed by a second period of six (6) months, for a total period of twelve (12) months, from the date of termination of Executive's Employment Term for any reason, Executive shall not directly or indirectly, as a principal, agent, contractor, employee, employer, partner, shareholder, proprietor, investor, member, director, officer or consultant or in any other capacity, engage in or perform any managerial or executive services (a) for any corporation, partnership, individual or entity which is engaged in a business competitive with the Corporation or affiliate of the Corporation, or (b) to any customer of the Corporation or affiliate of the Corporation.

          c.   For the purposes of this Agreement:

               (i) The term "engaged in a business competitive with the Corporation" means directly or indirectly engaging in the business of pharmacogenomics or pharmacogenetics or in the same or any similar business as the Corporation or any of its affiliates in any manner whatsoever within any geographic area in which the Corporation's products or services are offered or distributed;

               (ii) The term "affiliate" means any legal entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Corporation; and

               (iii) The term "customer" means any business, company, person, and any other entity to whom the Corporation or any of its affiliates has provided any product or service, whether or not for compensation, within a period of two (2) years prior to the time Executive ceases to be employed by the Corporation.

          d.   EXCLUSION FOR INVESTMENTS. None of the provisions of this
     Section 9 shall prohibit Executive from investing in securities (i) listed on a national securities exchange or actively traded over-the-counter so long as such investments are not greater than five percent (5%) of the outstanding securities of any issuer of the same class or issue or (ii) of

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     entities engaged in a business competitive with the Corporation so long as any such entity was not engaged in a business competitive with the Corporation at the time Executive made such investment.

     10.  REASONABLENESS OF RESTRICTIONS.

          a.   Executive has carefully read and considered the provisions of
     Section 8 and Section 9, and, having done so, agrees that:

               (i) The restrictions set forth in Section 8 and Section 9, including but not limited to the character, duration, and geographical area of restriction, are fair and reasonable and are reasonably required for the protection of the good will and other legitimate business interests of the Corporation and its affiliates, officers, directors, shareholders, and other employees;

               (ii) Executive has received, or is entitled to receive, adequate consideration for such obligations; and

               (iii) Such obligations do not prevent Executive from earning a livelihood.

          b.   If, notwithstanding the foregoing, any of the provisions of
     Section 8 or Section 9 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid and unenforceable parts had not been included therein. If any provision of Section 8 or Section 9 is determined by a court of competent jurisdiction that the character, duration, geographical scope, or related aspects are unreasonable in light of the circumstances as they then exist, then it is the intention of the parties that Section 8 and/or Section 9 shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Executive that are reasonable in light of the circumstances as they then exist and as are necessary to assure the Corporation of the intended benefit of this Agreement and such restrictions, as so modified, shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

     11. REMEDIES FOR BREACH OF EXECUTIVE'S COVENANTS OF NON-DISCLOSURE AND NON-COMPETITION. Executive recognizes and agrees that the Corporation's remedy at law for any breach of Section 8 or Section 9 would be inadequate as such a breach would cause irreparable harm to the Corporation, and he agrees that, for any actual or threatened breach of such provisions, the Corporation shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance. All of the Corporation's remedies for any breach of this Agreement shall be cumulative and the pursuit of any one remedy shall not exclude the Corporation's pursuit of any other remedies.

     12.  TERMINATION AND SEVERANCE.

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          a.   DEATH.  In the event that Executive  dies during the Employment
     Term, this Agreement shall terminate automatically upon his death, upon which event Executive's legal representatives shall be entitled to receive, and the Corporation shall pay or cause to be paid to Executive's legal representatives, any Base Salary and other compensation or benefits accrued but as yet unpaid on the date of Executive's death.

          b. INCAPACITY OR DISABILITY. If during the Employment Term, Executive is prevented from performing the duties or fulfilling responsibilities of his employment under this Agreement by reason of any incapacity or disability for a continuous period of six (6) months, as determined by an independent qualified physician selected by the Corporation and reasonably acceptable to Executive (or his representative), then the Corporation may terminate Executive's employment hereunder, but Executive shall continue to be eligible to receive any benefits to which he may be entitled under the terms of any long-term disability plan or insurance policy maintained by the Corporation for its employees generally or for Executive specifically. In the event of such incapacity or disability, the Corporation shall continue to pay full compensation to Executive in accordance with the terms of this Agreement until the date of such termination.

          c. BY CORPORATION FOR CAUSE. The Corporation may, upon written notice to Executive, terminate Executive's employment hereunder for Cause (as defined hereafter); provided that the Corporation shall first provide Executive with an opportunity to be heard by the Board on any proposed termination for Cause by the Board. For purposes of this Agreement, the term "Cause" shall mean (i) Executive's material breach of this Agreement if the Corporation has notified Executive of such breach and he has not cured such breach within 15 days of having received such notice; (ii) Executive's material failure to adhere to any policy of the Corporation generally applicable to employees of the Corporation if Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply; (iii) Executive's appropriation (or attempted appropriation) of a business opportunity of the Corporation, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Corporation; (iv) Executive's misappropriation (or attempted misappropriation) of any of the Corporation's funds or property; (v) Executive's conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or of a lesser crime having as its predicate element fraud, dishonesty or misappropriation of property of the Corporation; (vi) Executive's willful misconduct or insubordination; (vii) Executive's physical or mental disability or other inability to perform the essential functions of his position for a consecutive six (6) month period, with or without reasonable accommodation, as determined by an independent qualified physician selected by the Corporation and reasonably acceptable to Executive (or his representative) if Executive is not eligible for benefits under the terms of any long-term disability policy or insurance policy maintained by the Corporation for its employees generally or for Executive specifically; (viii) Executive's engaging in bad faith or gross negligence in the performance of his duties under this Agreement as determined in good faith by the Board; or (ix) any other conduct of Executive sufficiently detrimental to the Corporation so as to warrant immediate termination of Executive's employment with the Corporation.

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          In the event of termination for Cause of Executive's employment,
     Executive's right to receive compensation and other benefits hereunder (other than any Base Salary and any vacation accrued but as yet unpaid on the effective date of such termination) shall terminate on the effective date of such termination, and Executive shall not be entitled to any severance payments or other benefits.

          d. TERMINATION BY THE CORPORATION WITHOUT CAUSE. The Corporation may elect to terminate Executive's employment at any time without Cause upon written notice to Executive. In the event of such termination without Cause, Executive shall be entitled to a severance payment in an amount equal to 125% of Executive's Base Salary as of the date of termination, such payment to be made in equal installments over a twelve (12) month period on the Corporation's usual pay periods.

          e. NONRENEWAL OF AGREEMENT. The Corporation may elect to not renew or extend this Agreement at any time without cause upon written notice to Executive not later than thirty (30) days prior to the end of any Initial Term or any extended Employment Term. In the event of a nonrenewal or non-extension pursuant to this Paragraph, Executive's rights to receive compensation and other benefits (other than any Base Salary and vacation accrued but as yet unpaid on the effective date of such termination) shall terminate at the expiration of the Initial Term or Employment Term. In the event of such termination, Executive shall be entitled to a severance payment following the end of such Initial Term or Employment Term in an amount equal to 125% of Executive's Base Salary as of the date of termination, such payment to be made in equal installments over a twelve
     (12) month period on the Corporation's usual pay periods.

          f. BY EXECUTIVE FOR CERTAIN REASONS. Executive may, at his option, upon at least thirty (30) days written notice to the Corporation, terminate his employment hereunder, if the Corporation, without Executive's express written consent, (i) removes him as an officer of the Corporation, (ii) demotes him from CFO, (iii) assigns him duties materially inconsistent with the position and/or duties described in Sections 1 or 2, (iv) materially diminishes his responsibilities and/or duties described in Sections 1 or 2,
     (v) breaches any material obligations to Executive under this Agreement, or
     (vi) the Corporation moves to a new location more than thirty-five (35) miles from its existing location at 5 Science Park, New Haven, Connecticut. Upon any termination by Executive under this Paragraph the Corporation shall be obligated to pay Executive the severance payments specified in
     Section 12(d).

          g. BY EXECUTIVE FOLLOWING CHANGE OF CONTROL. Executive may, at his option, upon thirty (30) days written notice to the Corporation, terminate his employment hereunder for Good Reason (as hereinafter defined) following a Change of Control of the Corporation. Upon any termination by Executive under this Paragraph, the Corporation shall be obligated to pay Executive a severance payment in an amount equal to 150% of Executive's Base Salary as of the date of termination for an eighteen (18) month period, payable in equal installments over such eighteen (18) month period on the Corporation's

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     usual pay periods. Termination by Executive pursuant to this paragraph shall not be deemed a voluntary termination by Executive pursuant to
     Section 12k hereof.

          h. GOOD REASON DEFINED. For purposes of this Agreement, the term "Good Reason" means, during the thirty (30) period prior to or the twelve
     (12) month period following a Change of Control, without Executive's express written consent, the occurrence of any of the following circumstances:

               (i) the assignment to Executive of any duties inconsistent (except in the nature of a promotion) with the position in the Corporation that he held immediately prior to the Change of Control or substantial adverse alteration in the nature or status of his position or responsibilities or the conditions of his employment from those in effect immediately prior to the Change of Control;

               (ii) a reduction, other than a de minimis reduction, by the Corporation in Executive's annual Base Salary as in effect on the date hereof, as the same may be increased from time to time;

               (iii) the failure by the Corporation to continue in effect any material compensation or benefit plan in which Executive participates immediately prior to the Change of Control unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, than existed immediately prior to the Change of Control; or

               (iv) the failure by the Corporation or its successor or any surviving entity to maintain Executive as the Chief Financial Officer of the top level operating company affiliated with the Corporation or its successor or surviving entity.

          i. CHANGE OF CONTROL DEFINED. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if the transaction is of a nature that would be required to be reported in response to Item l(a) of the Current Report on Form 8-K, as in effect on January 1, 2003, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a "Change of Control" shall be deemed to have occurred if: (i) a third Person, including a "group" as such term is used in Section 13(d)(3) of the Exchange Act, other than the trustee of any employee benefit plan of the Corporation, becomes the beneficial owner, directly or indirectly, of 35% or more of the combined voting power of the Corporation's outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation; (ii) during any period of twenty-four (24) consecutive

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     months individuals who, at the beginning of such consecutive twenty-four
     (24) month period, constitute the Board of Directors of the Corporation (the "Board") cease for any reason (other than retirement upon reaching normal retirement age, disability, or death) to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) the Corporation shall cease to be a publicly owned corporation having its outstanding Common Stock listed on the New York Stock Exchange or quoted in the NASDAQ National or Small Cap Market System, except where the delisting is related to a private purchase of the Corporation's stock by a group consisting of the Corporation's current officers.

          For these purposes, a "Change of Control" also shall not be deemed to have occurred where with respect to any transaction otherwise constituting a "Change of Control," the Corporation's CEO and CFO are reasonably expected to maintain their existing positions with the Corporation.

          For these purposes, Incumbent Board means the Board as in existence twenty-four (24) months prior to the date the action is being considered. Notwithstanding the foregoing, if the Incumbent Board specifically determines that any transaction does not constitute a Change of Control for purposes of this Agreement such determination shall be conclusive and binding.

          j. PERSON DEFINED. For purposes of this Agreement, the term "Person" means any individual, corporation, association, partnership, limited partnership, limited liability company, limited liability partnership, organization, business, joint venture, sole proprietorship, governmental agency, entity or subdivision or other entity of any kind or nature.

          k. VOLUNTARY TERMINATION BY EXECUTIVE. Executive may, at his option, upon thirty (30) days prior written notice to the Corporation, terminate his employment hereunder. In the event of a voluntary termination of his employment by the Executive pursuant to this Paragraph, Executive's rights to receive compensation and other benefits (other than any Base Salary and vacation accrued but as yet unpaid on the effective date of such termination) shall terminate on the effective date of such termination, and Executive shall not be entitled to any severance payments or other benefits.

          l. ELIGIBILITY FOR SEVERANCE; REQUIREMENT OF RELEASE. Except as provided in Sections 12d, 12e, 12f, and 12g, Executive shall not be eligible for or entitled to any severance payments in the event of termination of his employment hereunder. No severance shall be paid under this Agreement unless Executive first executes and agrees to be bound by a release of all claims, on a form provided by the Corporation, which releases any and all claims that Executive has or might have against the Corporation and which contains terms customary in such agreements.

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

          m. RESIGNATION. In the event of termination of his employment other than for death, Executive shall be deemed to have resigned from all positions held in the Corporation, including without limitation any position as a director, officer, agent, trustee, or consultant of the Corporation or any affiliate of the Corporation. Upon request of the Corporation, Executive shall promptly sign and deliver to the Corporation any and all documents reflecting such resignations as of the date of termination of her employment.

     13. VESTING UPON CHANGE OF CONTROL. Any stock options and restricted stock granted to Executive by the Corporation shall accelerate and immediately vest upon the occurrence of the following events: if (a) any "person," as such term is used in Sections 13(d) and 14(e) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportion as their ownership of stock in the Corporation) is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding securities (other than as a result of acquisitions of such securities from the Corporation); (b) individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the date hereof whose election, or nomination for election by the Corporation's stockholders, was approved by a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation) shall be, for purposes of this Agreement, considered to be a member of the Incumbent Board;
(c) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than (i) a merger or consolidation that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no "person" (as defined above, acquires more than 20% of the combined voting power of the Corporation's then outstanding securities; or (d) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition of the Corporation of all or substantially all of the Corporation's assets. To the extent permitted by applicable law, Executive shall be entitled to exercise, for a period of 12 months from the effective date of termination of his employment, all of his stock options and restricted grants, which vest pursuant to this Section or were otherwise vested prior to the termination of his employment.

     14.  PAYMENT OR BENEFIT IN CONNECTION WITH CHANGE OF CONTROL.

          a. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (i) is deemed to be in connection with a Change of Control (whether payable pursuant to the terms of this

     Agreement or any other plan, arrangement or agreement with the Corporation, its successors, any person whose actions result in a Change of Control or any corporation ("Affiliates") affiliated (or which, as a result of the completion of the transactions causing a Change of Control will become affiliated) with the Corporation within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code") (collectively with the payments and benefits pursuant to this Agreement if deemed to be paid pursuant to a Change of Control, "Total Payments") and (ii) is determined by the Corporation's independent certified accounting firm (the "Tax Advisor") that such amount exceeds 2.99 times the base amount (as such term is defined under Section 280G(b)(3) of the Code) but that is less than 4 times the base amount and that an excise tax is payable by Executive under
     Section 4999 of the Code, then the amount of payments to the Executive shall be reduced so that the payments do not exceed the limits then set forth in Section 280G of the Code.

          b. Notwithstanding any other provisions of this Agreement or the provisions of Section (a) above, in the event that the Total Payments received or to be received by Executive in connection with a Change of Control would be subject (in whole or part), to an excise tax pursuant to
     Section 4999 of the Code (such tax hereinafter referred to as the "Excise Tax") because the amount of the Total Payments equals or exceeds four (4) times the base amount (as such term is defined under Section 280G(b)(3) of the Code), then the Total Payments shall be grossed up to the extent necessary to reflect any Excise Taxes due by Executive and the income taxes attributable thereto so that the Executive will be entitled to a net amount equal to the Total Payments (the "Grossed-Up Payment"). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of this termination of employment shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by Corporation does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, (including by reason of Section 280(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payment shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the base amount as defined in Section 280G(b)(3) of the Code allowable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by Corporation in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Prior to the thirtieth day following the date of Executive's termination of employment, Corporation shall provide Executive with its calculation of the amounts referred to in this Section and such supporting materials as are reasonably necessary for Executive to evaluate Corporation's calculations but the Corporation's calculations shall be used for purposes of any payments pursuant to this Section.

          c. If the Corporation's Tax Advisor determines that the Total Payments received or to be received by Executive fall under subparagraph
     (a) above and upon audit
     by the Internal Revenue Service the IRS determines that an Excise Tax is due and payable due to the amount of the Total Payments received by Executive, then the Corporation agrees to make a Grossed-Up Payment calculated in the same manner as provided in subparagraph (b).

          d. In the event of any IRS audit concerning to the Total Payments payable or paid to Executive, the Corporation may in its sole discretion choose to respond to the audit. If the Corporation chooses not to respond, then it shall be the sole responsibility of Executive to respond to the audit.

     15. WAIVER. A party's failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

     16. GOVERNING LAW. This Agreement shall in all respects be subject to, and governed by, the laws of the State of Connecticut without reference to its conflict of laws

     17. SEVERABILITY. The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

     18. NOTICE. Any and all notices required or permitted herein shall be in writing and shall be deemed to have been duly given (a) when delivered if delivered personally, (b) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, or by certified mail, or (c) one day after delivery to a nationally recognized overnight courier service. The parties' respective addresses for such notices shall be those set forth below, or such other address or addresses as either party may hereafter designate in writing to the other.

     If to the Corporation: Genaissance Pharmaceuticals, Inc.
                            Five Science Park, Suite 2103
                            New Haven, CT  06511-1966
                            Attention: Kevin Rakin
                            Facsimile No.: (203) 492-4473

     With a copy to:        Robinson & Cole LLP
                            280 Trumbull Street
                            Hartford, CT 06103-3597
                            Attention: Felicia DeDominicis, Esq.
                            Facsimile No.: (860) 275-8299

     If to Employee:        Ben D. Kaplan
                            201 Linden Avenue
                            Branford, CT 06405

     19. ASSIGNMENT. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Corporation may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of Executive under this Agreement, being personal, may not be delegated.

     20. AMENDMENTS. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing and signed by the Corporation and Executive and expressly referring to this Agreement.

     21. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding by and between Executive and the Corporation with respect to the employment of Executive and supersedes all existing agreements between the Corporation and Executive with respect to such subject matter. No representations, promises, agreements, or understandings, written or oral, relating to the employment of Executive by the Corporation, or any of its officers, directors, employees, or agents, not contained herein shall be of any force or effect, provided that, Sections 5, 6, 7, 8, and 9 shall be supplemental to any other agreement of Executive with the Corporation related to the matters identified therein.

     22. NO UNDUE INFLUENCE; CONSTRUCTION. This Agreement is executed voluntarily and without any duress or undue influence. Executive acknowledges that he has read this Agreement and executed it with his full and free consent. No provision of this Agreement shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Agreement.

     23. REFERENCES TO GENDER AND NUMBER TERMS. In construing this Agreement, feminine or number pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so requires.

     24. COUNTERPARTS; HEADINGS; SECTIONS. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of any original but all of which taken together shall constitute but one and the same instrument. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement. All references to "Sections" and "Paragraphs" in this Agreement refer to the various corresponding sections and paragraphs of this Agreement.

     25. SURVIVAL. The covenants and agreements contained in Sections 5 through 9 shall survive any termination of Executive's employment with the Corporation.

     26. ARBITRATION. Executive and the Corporation shall submit any disputes arising under this Agreement to an arbitration panel conducting a binding arbitration in Hartford, Connecticut or at such other location as may be agreeable to the parties, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect on the date of such arbitration (the "Rules"), and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof;

PROVIDED, HOWEVER, that nothing herein shall impair the Corporation's right to seek equitable relief for any breach or threatened breach of Section 8 or
Section 9. The award of the arbitrators shall be final and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accountings presented to the arbitration panel. The parties hereto further agree that the arbitration panel shall consist of one (1) person mutually acceptable to the Corporation and Executive, PROVIDED that if the parties cannot agree on an arbitrator within thirty (30) days of filing a notice of arbitration, the arbitrator shall be selected by the manager of the principal office of the American Arbitration Association serving Hartford County in the State of Connecticut. Each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless (i) the party prevails on a claim for which attorney's fees and expenses are recoverable under the Rules and those amounts are included as part of the award or (ii) Executive prevails on a claim for breach of this Agreement after the Corporation has terminated Executive pursuant to Section 12c(ix) hereof, in which case, the Corporation will pay for Executive's above-described fees and expenses related to such claim). Any action to enforce or vacate the arbitrator's award shall be governed by the federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Corporation or Executive pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney's fees related to such action. Executive acknowledges and expressly agrees that this arbitration provision constitutes a voluntary waiver of trial by jury in any action or proceeding to which Executive and the Corporation may be parties arising out of or pertaining to this Agreement.

                       THE NEXT PAGE IS THE SIGNATURE PAGE

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

     IN WITNESS WHEREOF, the Corporation and Executive have duly executed this Agreement on the dates set forth below.

                            CORPORATION:

                            GENAISSANCE PHARMACEUTICALS, INC.


                            By: /s/ Kevin Rakin
                                ---------------------------------------------
                                Name:  Kevin Rakin
                                Its President and Chief Executive Officer

                            Date:  2/26/04
                                  ------------------------------------------


                            EXECUTIVE:


                            /s/ Ben D. Kaplan
                            ------------------------------------------------
                            Name: Ben D. Kaplan


                            Date:  2/25/04
                                  ------------------------------------------

     Personally appeared, Kevin Rakin, President and Chief Executive Officer of Genaissance Pharmaceuticals, Inc., who acknowledged that the execution of this Agreement was his free act and deed, and the free act and deed of the corporation, before me, this 26th day of February, 2004.


/s/ Marcia Passavant
-------------------------------
Notary Public
My Commission Expires: 12/31/06

     Personally appeared, Ben D. Kaplan, who acknowledged that the execution of this Agreement was his free act and deed, before me, this 25th day of February, 2004.


/s/ Marcia Passavant
-------------------------------
Notary Public
My Commission Expires: 12/31/06

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